Banc of California Adds to its Executive Leadership Team
SANTA ANA, Calif., (September 3, 2019) — Banc of California, Inc. (NYSE: BANC), today announced that its wholly-owned subsidiary, Banc of California, N.A. (“Bank”), has added several key executives, further strengthening the leadership team.

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John Sotoodeh joined the Bank on August 19, 2019 as President, Community & Business Banking Division. Mr. Sotoodeh will oversee the strategy and execution for the Bank’s business and community banking teams. Mr. Sotoodeh has over 28 years of experience, all with Wells Fargo, including key executive roles leading community and business banking in geographies across the Western U.S.  Most recently, he served as Regional Bank Executive for Wells Fargo's Southwest region, responsible for community and business banking.  Previously, Mr. Sotoodeh was Lead Regional President for Wells Fargo in Southern California. Mr. Sotoodeh received his undergraduate degree in finance from San Jose State University, graduated from the Pacific Coast Banking School and participated in the Harvard Business School Executive Program.

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Hamid Hussain joins the Bank, effective September 9, 2019, as President, Real Estate & Commercial Banking Division, where he will oversee the Real Estate, Warehouse Lending and Middle Market banking groups. Additionally, Mr. Hussain will focus on building out the Bank’s investor real estate team to extend the Bank’s acquisition and bridge financing capabilities as well as expanding the Bank’s commercial banking activities. Most recently, Mr. Hussain served as Executive Vice President, Real Estate Market Executive in the Commercial Banking group for Wells Fargo, covering commercial and real estate clients throughout California. Mr. Hussain lives in the Bay Area and will be relocating to Southern California. Mr. Hussain spent 10 years at Wells Fargo, and has over 25 years of diverse experience in financial services, capital markets and corporate finance. Mr. Hussain received his MBA in Finance from Queen’s University in Kingston, Canada and received his undergraduate degree in economics from the University of Toronto.

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Robert Dyck joins the Bank, effective September 10, 2019, as Executive Vice President, Credit Administration, having spent the past 4 years providing consulting services to community banks in the areas of credit training, credit policy, credit culture and portfolio management. Previously, Mr. Dyck spent 14 years with PacWest Bancorp most recently serving as the Executive Vice President, Chief Credit Officer for the Community Banking Division. During Mr. Dyck’s tenure with PacWest, he oversaw credit diligence for 14 bank acquisitions. Mr. Dyck received his undergraduate degree in Accounting and Finance and MS in Finance from California State University, Northridge.

Mr. Hussain and Mr. Sotoodeh will join Jay Sanders, President, Private & Specialty Banking Division, as the executive business unit leaders on the Bank’s executive committee.
In addition, Kris Gagnon, who currently serves as the Executive Vice President and Chief Credit Officer of the Bank, announced his retirement effective in the first quarter of 2020. Mr. Dyck will succeed Mr. Gagnon as Chief Credit Officer upon Mr. Gagnon’s retirement and will also join the Bank’s executive committee upon his arrival.
“John, Hamid and Bob are exceptional additions to our talented leadership team. They all understand our mission of building a relationship focused community bank,” said Jared Wolff, President and Chief Executive Officer of Banc of California. “Each of these executives brings deep experience and industry knowledge and will accelerate the Bank’s progress toward achieving our ambitious goals.” Mr. Wolff added, “I want to recognize the superb job Kris Gagnon has done as our Chief Credit Officer, building an outstanding credit team and maintaining high credit quality standards at Banc of California. It was important that we find a successor that shares those standards and also has deep familiarity with Southern California banking. Bob Dyck and I worked together at PacWest Bancorp for over a decade and he brings an exceptional track record and approach that will maintain our high credit standards and allow us to work collaboratively to meet client needs.”
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $9 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Source: Banc of California, Inc.
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